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                  [Letterhead of Astoria Financial Corporation]

                                            Contact:      Peter J. Cunningham
                                                          Vice President
                                                          Investor Relations
                                                          (516) 327-7877

FOR IMMEDIATE RELEASE

               ASTORIA FINANCIAL CORPORATION COMPLETES ACQUISITION
                      OF THE GREATER NEW YORK SAVINGS BANK

    Creates $10 Billion Financial Institution With Sixty-One Banking Offices

        Lake Success, New York, October 1, 1997 - Astoria Financial Corporation (Nasdaq: AFSC) ("Astoria") announced today the successful completion of the acquisition of The Greater New York Savings Bank (Nasdaq: GRTR) ("The Greater") and its merger into Astoria Federal Savings and Loan Association, Astoria's wholly owned thrift subsidiary. According to the terms of the merger agreement, the aggregate consideration payable to stockholders of The Greater common stock consists of 0.5 of a share of Astoria Financial Corporation common stock per share of The Greater common stock for 75% of the shares of The Greater common stock and $19.00 in cash per share of The Greater common stock for the remaining 25% of the shares of The Greater common stock. Accordingly, each share of The Greater common stock has been converted in the merger into the right to receive:
(i) 0.5 of a share of Astoria common stock, (ii) $19.00 in cash or (iii) a combination of cash and a fraction of a share of Astoria common stock. The actual consideration ultimately received by a stockholder for shares of The Greater common stock will depend on certain election, allocation and proration procedures. The transaction will be accounted for as a purchase and will be immediately accretive to reported and cash earnings.

               The outstanding shares of the 12% Noncumulative Preferred Stock, Series B, of The Greater has been converted into a newly-created series of preferred stock of Astoria Financial Corporation with substantially identical, and no less favorable terms.

               George L. Engelke, Jr., Chairman, President and Chief Executive Officer of both Astoria Financial Corporation and Astoria Federal said, "We are excited about the completion of this significant in-market acquisition. The Greater's 14 banking office franchise, with deposits averaging $117 million per office, represents an important complementary fit for Astoria. In addition to immediately increasing our existing presence in Queens, Nassau and Suffolk counties, we are making a solid entry into the Brooklyn market with nine existing offices of The




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Greater plus two new banking offices to be opened in the Midwood and Bensonhurst sections of Brooklyn during the week of October 6."

               Mr. Engelke continued, "We are very pleased to welcome the former customers and shareholders of The Greater to the Astoria family. We are confident that this transaction will enhance shareholder value and provide long-term benefits for our customers and the communities we serve. We also welcome Gerard C. Keegan, former Chairman, President and Chief Executive Officer of The Greater, as a director of both Astoria Financial Corporation and Astoria Federal Savings and Loan Association and as Vice chairman and Chief Administrative Officer. In addition, we welcome Peter C. Haeffner, Jr., a former director of The Greater, as a director of both Astoria Financial Corporation and Astoria Federal Savings and Loan Association."

               As a result of the acquisition and the two new banking offices, Astoria will have a market capitalization of over $1.25 billion, assets of approximately $10.2 billion, deposits of approximately $6.2 billion and will operate sixty-one banking offices; fifty-six in the New York metropolitan area and five in the upstate counties of Ostego and Chenango. The combined institution will provide retail banking, mortgage and consumer loan services to over 375,000 customers.

               NOTE: BY OCTOBER 3, 1997, ASTORIA WILL MAIL TO HOLDERS OF THE GREATER COMMON STOCK THE ELECTION MATERIALS. THE ELECTION PROCESS WILL EXPIRE ON OCTOBER 17, 1997. IN CONNECTION WITH THE GREATER SHAREHOLDER ELECTION PROCEDURE, CHASEMELLON SHAREHOLDER SERVICES, INC. HAS BEEN RETAINED AS INFORMATION AGENT FOR THE ELECTION PROCESS. A TOLL-FREE TELEPHONE NUMBER, 1-888-213-0887, HAS BEEN ESTABLISHED TO ASSIST THE SHAREHOLDERS WITH ANY QUESTIONS THEY MAY HAVE CONCERNING THE ELECTION PROCESS AND FOR INFORMATION CONCERNING THEIR FINAL ALLOCATION. RESULTS OF THE FINAL ALLOCATION WILL BE AVAILABLE TO SHAREHOLDERS BEGINNING OCTOBER 27, 1997 BY CALLING THE TOLL-FREE NUMBER.

               ASTORIA FINANCIAL CORPORATION WILL ANNOUNCE ITS EARNINGS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 1997 ON OR ABOUT OCTOBER 23, 1997, SUBSEQUENT TO THE FINAL ELECTION TABULATION BY THE EXCHANGE AGENT.